UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2014

SNYDER’S-LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	0-398 (Commission File Number)	56-0292920 (IRS Employer Identification No.)

13024 Ballantyne Corporate Place, Ste 900, Charlotte, NC (Address of Principal Executive Offices)	28277 (Zip Code)

Registrant's telephone number, including area code: (704) 554-1421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 6, 2014, S-L Snacks National, LLC, a North Carolina limited liability company and indirect wholly owned subsidiary of Snyder’s-Lance, Inc. (“S-L Snacks”), and Tamming Foods Ltd, an Ontario corporation and indirect wholly owned subsidiary of Snyder’s-Lance, Inc. (“Tamming” and, collectively with S-L Snacks, the “Sellers”), entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Shearer’s Foods, LLC, an Ohio limited liability company (“Shearer’s U.S.”), and Shearer’s Foods Canada, Inc., a British Columbia corporation (“Shearer’s Canada” and, collectively with Shearer’s U.S., the “Purchasers”), pursuant to which the Sellers have agreed to sell to the Purchasers Lance Private Brands and two manufacturing centers (“Private Brands”). Upon the terms and subject to the conditions of the Sale Agreement, (1) S-L Snacks has agreed to sell to Shearer’s U.S. all of the outstanding equity interests of S-L Snacks Private Brands, LLC, a North Carolina limited liability Company and wholly owned subsidiary of S-L Snacks (the “Equity Interests”), and (2) Tamming has agreed sell to Shearer’s Canada substantially all of Tamming’s assets, except for certain specified excluded assets (the “Assets”). Snyder’s-Lance, Inc. is not a party to the Sale Agreement, but it entered into a guaranty on May 6, 2014 in favor of the Purchasers, pursuant to which Snyder’s-Lance, Inc. is guaranteeing the obligations of the Sellers under the Sale Agreement.

Purchase Price and Adjustments. The Purchasers have agreed to purchase the Equity Interests and the Assets for an aggregate purchase price of $430 million in cash plus a closing adjustment, if any, based on working capital and net cash. Shearer’s Canada has agreed to assume substantially all of Tamming’s liabilities, except for certain specifically excluded liabilities.

Representations, Warranties and Covenants. The Sale Agreement contains representations, warranties and covenants by the parties that are customary for a transaction of this nature, including, among other things, covenants and agreements relating to the conduct of Private Brands between the date of the signing of the Sale Agreement and the consummation of the transaction.

Closing Conditions. The closing of the transaction is expected to occur in the second quarter of 2014, subject to various conditions. The obligations of each of the Sellers and Purchasers to complete the transaction are conditioned on, among other conditions:

•	The expiration or termination of any applicable waiting period under applicable antitrust laws;

•	The absence of any actions, claims or other orders seeking to prevent or enjoin the consummation of the transaction; and

•	The absence of any law that prohibits, makes illegal or would otherwise restrain or prohibit the consummation of the transaction.

The obligations of the Purchasers to complete the transaction are conditioned on, among other conditions:

•	The accuracy of the Sellers’ representations and warranties in the Sale Agreement, subject to customary materiality and material adverse effect qualifications;

•	The performance by the Sellers, in all material respects, of all of their obligations under the Sale Agreement;

•	The receipt of certain waivers and consents from third parties;

•	The completion by the Sellers of certain specified internal restructuring transactions with respect to Private Brands; and

•	The receipt by the Purchasers of debt financing on terms at least as favorable as the terms described in the debt commitment letter (as described below) and other customary terms.

The obligations of the Sellers to complete the transaction are conditioned on, among other conditions:

•	The accuracy of the Purchasers’ representations and warranties in the Sale Agreement, subject to customary materiality and material adverse effect qualifications; and

•	The performance by the Purchasers, in all material respects, of all of their obligations under the Purchase Agreement.

     Termination of the Purchase Agreement.    The Purchasers and S-L Snacks may terminate the Sale Agreement prior to the consummation of the transaction by mutual written consent. The Purchasers or the Sellers may also terminate the Sale Agreement prior to the closing of the transaction:

•	If the closing has not occurred by 3 p.m., Eastern time, on August 31, 2014;

•
If the other party(ies) have breached in any material respect any of their representations, warranties, covenants or other agreements in the Sale Agreement, which breach would cause certain of the conditions to the obligations of the other party(ies) not to be satisfied, and which is not waived or cured before the earlier of (i) August 29, 2014 or (ii) the date that is thirty days following receipt of written notice of the breach; or

•	If any applicable law permanently restrains, enjoins, prohibits or makes illegal the consummation of the transaction.

Effect of Termination. Except for certain provisions that survive the termination date (e.g., provisions regarding confidentiality and reimbursement of transaction expenses), in the event of the termination of the Sale Agreement, the Sale Agreement will become void, except that any party terminating the Purchase Agreement will retain the right to recover damages sustained by that party as a result of any fraud or intentional breach by the other party under the Sale Agreement.

Indemnification.  Sellers have agreed, subject to certain conditions, to indemnify the Purchasers, their affiliates and their representatives against any and all losses suffered or incurred by any such indemnified party as a result of, in connection with, relating to, or arising from (a) any breach or inaccuracy of any representation or warranty made by the Sellers (subject to specified de minimis thresholds and deductible and cap amounts), (b) any breach by the Sellers of any covenant or agreement to be performed by such parties under the Sale Agreement (subject to specified cap amounts), (c) any excluded liabilities to the extent they remain outstanding as of the closing date, including certain excluded environmental liabilities, (d) any liabilities relating to benefit plans, and (e) any debt of Private Brands that is not taken into account in determining the final purchase price. Among other caps, the liability of the Sellers is limited to (1) $500,000 with respect to losses arising from certain excluded environmental liabilities, (2) $4.3 million for breaches of certain representations and warranties, and (3) an amount equal to the final purchase price for breaches of certain covenants and fundamental warranties.

The Purchasers have agreed, subject to certain conditions, to indemnify Sellers, their respective affiliates and their representatives against any and all losses suffered or incurred by such indemnified party as a result of, in connection with, relating to, or arising from (a) any breach or inaccuracy of any representation or warranty made by the Purchasers, (b) any breach by the Purchasers of any covenant or agreement to be performed by such parties under the Sale Agreement, (c) any assumed liabilities, and (d) any liabilities of Private Brands, subject to certain exceptions and to the extent such liabilities arise after the closing in connection with the operation of the business by the Purchasers.

The representations and warranties of the parties generally will survive and continue in effect for one year following the closing, except certain fundamental warranties will survive and continue in effect indefinitely. Sellers’ indemnification obligations with respect to excluded environmental liabilities will terminate four years after the closing of the transaction, except the indemnification obligations for certain specified environmental matters shall survive until the matters are first brought in compliance with applicable environmental laws. No indemnification claims may be made with respect to terminated representations and warranties.

Financing. The purchase price is expected to be funded through committed debt financing. The Purchasers have received and executed a binding debt commitment letter and an alternative debt commitment letter for the debt financing, and have agreed to use reasonable best efforts to arrange and obtain the debt financing as promptly as reasonably practicable on the terms and conditions of the debt commitments. The obligations of the Purchasers to complete the transaction are conditioned on, among other conditions, the receipt by the Purchasers of the debt financing on terms at least as favorable as the terms described in the debt commitment letter and other customary terms.

Exclusivity. As of the date of the Purchase Agreement, Sellers have agreed to terminate, and to cause their affiliates and representatives to terminate, all negotiations and activities related to a sale of Private Brands to any party other than the

Purchasers and their affiliates, including any soliciting of proposals or offers from, engaging in discussions or negotiations with, or furnishing confidential information to any third party in an effort to sell Private Brands.

The foregoing description of the Sale Agreement does not purport to be complete. Snyder’s-Lance will file a copy of the Sale Agreement with the Securities and Exchange Commission upon the earlier of (i) the filing of a Current Report on Form 8-K upon consummation of the transaction or (ii) the filing of its Quarterly Report on Form 10-Q for the second quarter of 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNYDER'S-LANCE, INC.
(Registrant)

Date: May 8, 2014	By:	/s/ A. Zachary Smith III
A. Zachary Smith III
Chief General Counsel and Secretary